Exhibit 99.1

ATSG’S THIRD QUARTER RESULTS REFLECT DHL TRANSITION, LEASING GAINS

ABX Air, Pilots Reach Tentative Collective Bargaining Agreement

WILMINGTON, Ohio — November 12, 2009 — Air Transport Services Group, Inc. (NASDAQ: ATSG), today reported its financial results for the third quarter of 2009. Those results, compared with results for the third quarter of 2008, included the following:

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Revenues from continuing operations of $174.2 million, down 27 percent from a year ago, reflecting primarily the scaled-down U.S. operations of DHL, the company’s principal customer, which now provides international-only package express services to and from the United States.

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Pre-tax earnings from continuing operations of $4.6 million, essentially flat with year-earlier levels, reflecting ATSG’s expanded aircraft leasing operation and lower earnings from DHL and other ACMI operations.

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Consolidated net earnings of $3.7 million, or $0.06 per diluted share in the third quarter of 2009, down 25 percent, principally due to an unfavorable comparison with 2008’s provision for income taxes. A $1.3 million non-recurring tax benefit was recorded in the third quarter last year. Income tax expense for ATSG is a deferred, non-cash item.

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Reduced debt by $37.0 million compared with June 30, 2009 levels, and by $106.5 million, or 21 percent, since December 31, 2008. Improved coverage ratios, and a decline in the base LIBOR rate, have reduced the interest rate on our variable-rate facilities by nearly 400 basis points from a year ago.

Separately, ABX Air, a cargo airline for ATSG, announced today that it has reached a tentative agreement on an amended collective bargaining agreement (CBA) with representatives of Local 1224 of the International Brotherhood of Teamsters. The local represents approximately 600 current and former ABX Air flight crew employees. The agreement is subject to a number of conditions, including ratification by Local 1224 members covered by the CBA and a new agreement between ABX Air and DHL for airline operations in the U.S., replacing the current ACMI Agreement.

“Our results for the third quarter are consistent with our 2009 goals, which are to roll out more converted freighters and related air cargo services for new customers, drive out costs and strengthen our balance sheet to remain competitive in a weak but reviving economy, and complete the details of a new, more comprehensive relationship with our ABX Air flight crews and with DHL,” ATSG President and CEO Joe Hete said. “That work continues, but we expect to report more progress later this year and in 2010 as economic conditions improve.”

Financial Highlights

ATSG’s third-quarter 2009 EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) from Continuing Operations decreased to $30.8 million, from $37.0 million in the year-earlier period. EBITDA from Discontinued Operations was $1.5 million for the quarter, compared with $1.6 million for the third quarter of 2008 (See Reconciliation of EBITDA to GAAP Net Earnings at the end of this release). EBITDA is a non-GAAP measure of financial performance that management believes better reflects the cash-generating performance of asset-intensive, financially leveraged businesses such as ATSG.

The provision for income taxes for the third quarter was $2.3 million, compared with $1.0 million in the third quarter of 2008. The third-quarter 2008 provision for income taxes included a $1.3 million reduction in a reserve tied to reviews of our prior-year returns. Our deferred tax assets continue to offset the vast majority of our current income tax obligations.

Overall interest expense for the third quarter declined by $2.4 million compared with a year ago. DHL’s agreement to cancel $46.3 million in principal amount of ABX Air’s obligation under its promissory note to DHL was a significant factor. Our first lien debt to EBITDA coverage ratios improved this year, and the underlying base rate of our debt has declined. Rates on our variable interest, non-hedged, unsubordinated term loan have declined from 6.8 percent in the third quarter of 2008 to 2.9 percent for the third quarter of 2009.

For the first nine months of 2009, ATSG’s revenues and net earnings from continuing operations were $573.0 million and $17.9 million, respectively, or $0.28 per diluted share. For the first nine months of 2008, revenues and net earning from continuing operations were $684.7 million and $6.3 million, respectively, or $0.10 per diluted share.

Segment Results

DHL

Revenues from ATSG’s ongoing role in DHL’s U.S. air network under the principal ACMI Agreement were down 38 percent to $69.8 million, including reimbursable fuel and wind-down costs. Pre-tax earnings from those same operations, based on fixed-dollar markups, decreased 17 percent to $1.9 million for the quarter from a year earlier, when markups were primarily cost-plus. ABX Air’s operations for DHL were sharply curtailed in January 2009 as DHL chose to limit its package delivery service within the U.S. to international shipments.

ABX Air has paid to approximately 8,600 terminated employees associated with the DHL book of business approximately $18.4 million for accrued vacation benefits since DHL’s restructuring began in mid-2008, including $3.3 million in the third quarter this year. ABX Air contends that DHL is obligated to reimburse ABX for those payments in full. DHL has declined to do so since an initial $3.2 million reimbursement payment in March 2009 for 2008 vacation benefit costs. ABX Air believes it can demonstrate the validity of its claim. It is discussing this matter with DHL in the context of broader negotiations toward future aircraft leases under a restructured business relationship between the companies when the current ACMI Agreement expires in August 2010.

Third-quarter net earnings from discontinued operations, consisting of ABX Air’s support of DHL’s sorting and aircraft fuel management operations, were $0.9 million for both 2009 and 2008. The Hub Services agreement with DHL expired midway through the third quarter this year, as DHL moved its principal U.S. operations from Wilmington to the regional airport serving Cincinnati, Ohio. ABX Air continued to support DHL’s sorting operations in Cincinnati through a transition ending in September.

CAM/Leasing

Pretax earnings from Cargo Aircraft Management (CAM), ATSG’s aircraft leasing business, were $6.1 million for the third quarter, up 51 percent. Its 41 aircraft under lease at September 30, up from 35 a year ago, excludes one 767-200 freighter it purchased in October for $17.8 million. CAM had three 767 freighters under dry lease arrangements with non-ATSG carriers at September 30 this year, compared with two a year earlier. It expects to lease two more 767s during the fourth quarter under a previously disclosed lease agreement with Amerijet International of Ft. Lauderdale, Fla.

CAM will ultimately be the owner of 14 767s that ATSG intends to convert to full freighter configuration by the end of 2011. Ownership is transferred from ABX Air to CAM upon commencing the modification process. The first of the 14 aircraft has been completed and is in service. Three more were undergoing modification as of September 30. The first of those three is already in revenue service. The second will be in service by the end of this month.

ACMI Services

At September 30, 2009, ACMI Services included 47 in-service cargo aircraft operated by three airlines: ABX Air, CCIA and ATI, up from 44 a year ago. More aircraft in service led to a 12 percent increase in block hours flown during the quarter. But revenues, excluding directly reimbursed fuel expenses, were down 12 percent to $70.3 million. Revenues declined because of the effect of sharply lower fuel prices on customer contracts that include fuel in the service price.

Pre-tax earnings for the ACMI Services segment decreased to a loss of $0.9 million for the third quarter compared with a profit of $0.9 million a year earlier. Lower than expected cargo volumes for a transatlantic scheduled service that ABX Air began in January was the largest contributor to the loss. ABX Air’s other operating results were below expectations. ATI and CCIA improved upon third-quarter results from a year ago.

Other Activities

Revenues from all other activities increased 14 percent to $17.8 million, attributable to more aircraft and facility maintenance services for internal customers than a year ago. The pre-tax earnings from all other activities were $0.1 million in the third quarter, up from a $0.2 million pre-tax loss a year earlier. A larger portion of unreimbursed overhead expenses, compared with a year ago, are being borne by ATSG as the DHL operations wind down.

Outlook

“The tentative agreement on an amended CBA with our ABX Air pilots was a major achievement, although it is subject to a ratification vote and includes provisions that require matching commitments from DHL,” Hete said. “We look forward to resolving this and other matters with our pilot groups, and completing action on several significant outstanding issues still pending with DHL. That will clear the way toward relationships that benefit our customers, our shareholders and our employees, and allow us to leverage all of our capabilities in cost-effective airlift and ground support, together with our maintenance and logistics services.”

Conference Call

ABX Air will host a conference call to review its financial results for the third quarter of 2009 on Friday, November 13, at 10:00 a.m. Eastern time. Participants should dial (888) 713-4217 and international participants should dial (617) 213-4869 ten minutes before the scheduled start of the call and ask for conference ID #50812465. The call will also be webcast live (listen-only mode) via the link below and also via www.earnings.com for individual investors and www.streetevents.com for institutional investors. A replay of the conference call will be available an hour after the conclusion of the call. It will be available by phone for five days after the call at (888) 286-8010 (international callers (617) 801-6888); use pass code ID #74007074. The webcast replay will remain available via the link below and www.earnings.com for 30 days.

About ATSG

ATSG is a leading provider of air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. Through five principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides air cargo lift, aircraft leasing, aircraft maintenance services, airport ground services, fuel management, specialized transportation management, and air charter brokerage services. ATSG’s subsidiaries include ABX Air, Inc., Air Transport International, LLC, Capital Cargo International Airlines, Inc., Cargo Aircraft Management, Inc., LGSTX Services, Inc., and Airborne Maintenance and Engineering Services, Inc. For more information, please see www.atsginc.com.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Air Transport Services Group’s (“ATSG’s”) actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the timing for and extent to which ABX Air is reimbursed for costs incurred, or arising from the termination of services, under its commercial agreements with DHL, and expenditures made under its Severance and Retention Agreement with DHL, the ratification of the tentative agreement reached between ABX Air and its pilot employees to amend their collective bargaining agreement, the timely conversion and deployment of Boeing 767 aircraft, the consummation of definitive agreements for the provision by ABX Air of future services to DHL beginning upon the termination of the ACMI Service Agreement, and other factors that are contained from time to time in ATSG’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

For more information, contact:

Quint Turner

937-382-5591

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
REVENUES	$174,202	$239,686	$572,973	$684,722

OPERATING EXPENSES
Salaries, wages and benefits	74,127	98,614	257,191	283,892
Fuel	27,068	54,504	75,560	139,529
Depreciation and amortization	19,954	24,282	62,354	68,378
Maintenance, materials and repairs	15,217	20,674	48,513	65,932
Landing and ramp	5,828	6,603	22,790	26,754
Travel	5,524	7,201	15,888	22,790
Rent	2,629	2,355	7,025	7,080
Insurance	2,731	2,663	8,306	6,998
Other operating expenses	10,315	10,053	26,967	28,645

	163,393	226,949	524,594	649,998

INTEREST EXPENSE	(6,236)	(8,609)	(21,048)	(27,681)
INTEREST INCOME	74	511	381	2,030

EARNINGS FROM CONTINUED OPERATIONS BEFORE INCOME TAXES	4,647	4,639	27,712	9,073

INCOME TAXES	(1,792)	(531)	(9,822)	(2,749)

EARNINGS FROM CONTINUED OPERATIONS	2,855	4,108	17,890	6,324

EARNINGS FROM DISCONTINUED OPERATIONS NET OF TAX	882	857	5,051	1,902

NET EARNINGS	$3,737	$4,965	$22,941	$8,226

EARNINGS PER SHARE—Basic
Continuing operations	$0.05	$0.07	$0.29	$0.10

Discontinued operations	0.01	0.01	0.08	0.03

NET EARNINGS PER SHARE	$0.06	$0.08	$0.37	$0.13

EARNINGS PER SHARE—Diluted
Continuing operations	$0.05	$0.07	$0.28	$0.10

Discontinued operations	0.01	0.01	0.08	0.03

NET EARNINGS PER SHARE	$0.06	$0.08	$0.36	$0.13

WEIGHTED AVERAGE SHARES
Basic	62,685	62,508	62,670	62,462

Diluted	63,731	62,631	63,181	62,655

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2009	December 31, 2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$89,699	$116,114
Marketable securities - available-for-sale	—	26
Accounts receivable, net of allowance of $1,205 in 2009 and $419 in 2008	22,239	24,495
Due from DHL	72,832	63,362
Inventory	6,523	11,259
Prepaid supplies and other	8,900	11,151
Deferred income taxes	20,171	20,172
Aircraft and engines held for sale	32,521	2,353

TOTAL CURRENT ASSETS	252,885	248,932

Property and equipment, net	614,433	671,552
Other assets	22,225	25,281
Deferred income taxes	1,040	54,807
Intangibles	10,335	11,000
Goodwill	89,777	89,777

TOTAL ASSETS	$990,695	$1,101,349

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$32,825	$36,618
Accrued salaries, wages and benefits	37,605	63,500
Accrued severance and retention	13,718	67,846
Accrued expenses	20,628	13,772
Current portion of debt obligations	55,487	61,858
Unearned revenue	17,251	14,813

TOTAL CURRENT LIABILITIES	177,514	258,407
Long-term obligations	350,463	450,628
Post-retirement liabilities	239,292	294,881
Other liabilities	44,321	17,041

STOCKHOLDERS' EQUITY:
Preferred stock, 20,000,000 shares authorized, including 75,000 Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share; 75,000,000 shares authorized; 63,460,734 and 63,247,312 shares issued and outstanding in 2009 and 2008, respectively	635	632
Additional paid-in capital	495,551	460,155
Accumulated deficit	(222,593)	(245,534)
Accumulated other comprehensive loss	(94,488)	(134,861)

TOTAL STOCKHOLDERS' EQUITY	179,105	80,392

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$990,695	$1,101,349

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES

PRE-TAX EARNINGS SUMMARY

FROM CONTINUING OPERATIONS

(In thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Revenues:
DHL	$69,801	$112,806	$273,695	$340,950
ACMI Services
Charter and ACMI	70,296	79,434	208,105	210,691
Other Reimbursable	20,195	37,442	53,054	106,189

Total ACMI Services	90,491	116,876	261,159	316,880
CAM	16,046	11,964	43,715	33,677
Other Activities	17,838	15,708	42,829	34,789

Total Revenues	194,176	257,354	621,398	726,296
Eliminate internal revenues	(19,974)	(17,668)	(48,425)	(41,574)

Customer Revenues	$174,202	$239,686	$572,973	$684,722

Pre-tax Earnings:
DHL	$1,929	$2,326	$13,776	$5,728
ACMI Services	(926)	879	1,502	1,195
CAM	6,115	4,038	16,696	13,204
Other Activities	140	(219)	2,939	(2,242)
Net non-reimbursed interest income (expense)	(2,611)	(2,385)	(7,201)	(8,812)

Total Pre-tax Earnings	$4,647	$4,639	$27,712	$9,073

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

Net Earnings To Earnings Before Interest, Taxes, Depreciation And Amortization (EBITDA)

(Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
GAAP Earnings from Continuing Operations	$2,855	$4,108	$17,890	$6,324
Income Tax Expense	1,792	531	9,822	2,749
Interest Income	(74)	(511)	(381)	(2,030)
Interest Expense	6,236	8,609	21,048	27,681
Depreciation and Amortization	19,954	24,282	62,354	68,378

Earnings Before Interest, Taxes
Depreciation and Amortization from Continuing Operations	$30,763	$37,019	$110,733	$103,102

GAAP Earnings from Discontinued Operations
Net of Tax	882	857	5,051	1,902
Income Tax Expense from Discontinued Operations	508	492	2,913	1,091
Depreciation and Amortization from Discontinued Operations	147	213	623	287

Earnings Before Interest, Taxes
Depreciation and Amortization from Discontinued Operations	1,537	1,562	8,587	3,280

Earnings Before Interest, Taxes
Depreciation and Amortization	$32,300	$38,581	$119,320	$106,382

EBITDA is a non-GAAP financial measure and should not be considered an alternative to net income (loss) or any other performance measure derived in accordance with GAAP. EBITDA is defined as income (loss) from operations plus net interest expense, provision for income taxes, depreciation and amortization. The Company’s management uses this adjusted financial measure in conjunction with GAAP financial measures to monitor and evaluate the performance of the Company, including as a measure of liquidity. EBITDA should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, or as an alternative measure of liquidity.